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                                                                    EXHIBIT 10.9

                                    AGREEMENT

The trustees (Messrs. John Matthew Ashwood and Lim Boon Huey, the "Trustees"), holding all outstanding and issued shares in KGC on behalf of the parties hereto, will transfer within 5 business days to NHTC 51,000 Shares representing 51% and to Bannks 49,000 Shares representing 49% of the total outstanding and issued share capital of KGC effective as of the Effective Date (as hereinafter defined). NOW THEREFORE, the parties hereby agree as follows:

1. NHTC shall have a majority on the board of directors of KGC as long as NHTC holds 51% or more of the Shares. NHTC agrees to vote to elect as Directors of KGC at all times during the term of this Agreement at least one representative of Bannks, nominated by Bannks (the "Bannks Director").

2. The parties agree, that any resolutions by the board of directors or of the meeting of the shareholders of KGC on the following matters shall require the express affirmative vote of the Bannks Director and/or Bannks, respectively, as the case may be:

      -     amendment of the Company's charter of KGC;

      - a sale, merger or consolidation of KGC or a sale of all or substantially all of its assets;

      - the purchase or other acquisition of, or joint venture with, another company or business or a purchase of all or substantially all of the assets thereof;

      - the disposition of any litigation on matters not in the ordinary course of business;

      -     any material change in the business of KGC;

      - the issuance, redemption or purchase of any shares of capital stock or other securities exercisable or exchangeable for, or convertible into, shares of capital stock of KGC;

      -     the payment of any dividend;

      - making of loans to, or guarantying the indebtedness of, any other person or entity;

      -     any transaction in which control of KGC is transferred;

      -     appointment of the Chief Financial Officer ("CFO"); and

      - the liquidation, dissolution, re-capitalization or reorganization of KGC.

The board of directors will delegate the obligation to run the day-to-day operations (Geschaeftsfuerung) pursuant to art. 716b of the Swiss Code of Obligations to the management of KGC.

3. Bannks shall be solely responsible for the day-to-day operations of the business (Geschaeftfuehrung) of KGC in compliance with applicable law, including keeping and causing KGC to keep the database of distributors confidential in accordance with constant business practice in the network marketing business. KGC shall employ a CFO, which is an English speaking, experienced financial executive familiar with U.S. generally accepted accounting principles and the reporting requirements of U.S. securities laws, including the Sarbanes-Oxley Act.

4. Subject only to any express agreement of the parties to the contrary, KGC shall declare and distribute as dividends to the parties on a yearly basis and based on the annual audit report all funds legally available for distribution as dividends under the laws of Singapore. All dividend payments by KGC shall be allocated to the parties in proportion to its percentage ownership of the outstanding shares of KGC. In the event that a shareholder receives more than 50% of a dividend distribution such shareholder will transfer an amount to the other

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shareholder so that the other shareholder receives a total equal to 50% of the total dividend distribution.

5. If (i) Mark Woodburn and Terry LaCore are no longer employed by, or members of the board of directors of, NHTC or (ii) NHTC breaches its obligation under paragraph 6 (ii), NHTC herewith unconditionally and irrevocably grants the right to Bannks to purchase such amount of outstanding Shares in KGC owned by NHTC at the time, as are required to increase Bannks ownership of the outstanding shares of KGC from 49% to 51%. NHTC undertakes to sell such amount of shares upon first written demand (the "Call Option Notice") to Bannks free and clear of any third party rights (in particular but not limited to pledges, liens, covenants etc.) at the nominal value. The transfer of the ownership of the NHTC Shares shall occur within 20 days after receipt of the Call Option Notice, against payment of the nominal value. If the Call Option is exercised all rights of Bannks under paragraph 1 and 2 shall be transferred to NHTC and/or the NHTC Director(s) as of the exercise date of the Call Option.

6. During the term of this Agreement, NHTC or any of its affiliates shall (i) supply KGC on reasonable commercial terms with the NHTC products as set forth in purchase orders delivered to and accepted by NHTC by KGC, and (ii) transfer to KGC the payments received from the service provider for credit cards within 10 days after receipt.

7. Each party and its representatives shall have the right to receive access to all information of KGC, including but not limited to the reporting information of the CFO, which will meet the U.S. securities law requirements of a fully consolidated group company of NHTC. In particular, but not limited to, KGC will furnish NHTC with monthly financial statements in the format provided by NHTC within 15 days following the end of each calendar month and allow NHTC and its representatives to inspect and/or audit the books and records of KGC.

8. Each party agrees that, during the term of this Agreement, it will not sell, assign, transfer, pledge, or otherwise encumber or dispose of all or any part of, or any interest in, Shares of KGC at any time owned by it except as expressly provided in paragraph 5 without the express approval of the other Shareholder, such approval to be given at its absolute discretion.

9. This Agreement shall remain in effect until November 17, 2013 and thereafter it shall be renewed automatically for successive 3 year terms, unless one Shareholder has given one year's advance written notice of its wish to terminate the Agreement.

10. This Agreement is governed and to be construed in accordance with Swiss substantive law. Any dispute or difference between the parties in connection with this Agreement shall be referred to and determined to the full exclusion of any courts by arbitration in Zurich under the provisions of the Swiss Arbitration Rules save for interim measures. The proceedings shall be conducted in the English language.

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This Agreement shall become retroactively effective in all respects as of
November 17, 2003 (the "Effective Date").

Zurich, March 17, 2004

 Natural Health Trends Corp.            Bannks Foundation

/s/ Mark D. Woodburn                    /s/ Johannes Matt
--------------------                    -----------------------
Name: Mark D. Woodburn                  Name: Johannes Matt

Title: President                        Title: Member of the Foundation Council